EXHIBIT 10.38
PERSONAL & CONFIDENTIAL / FOR DISCUSSION ONLY
November 6, 2008
Mike Rose
RE: Offer of Employment
Dear Mike:
We are delighted to extend an offer to you to join Juniper Networks (“JNI” or the “Company”) as Executive Vice President, Customer Care (Professional Services, Operations and Support), reporting to Kevin Johnson. This offer is contingent upon successful background investigation and approval by the Compensation Committee of the Board of Directors. This letter will confirm the terms of your employment with the Company as follows:
Base Salary: In consideration of your services, you will be paid an annual base salary at a rate of $500,000 which will be paid semi-monthly in the amount of $20,833.33 less applicable taxes, deductions and remittances, in accordance with the Company’s normal payroll processing.
Incentive Bonus: You will be eligible to participate in the Juniper Networks 2009 Executive Incentive Bonus Plan with an annualized bonus target of 100% of base salary. The terms of the plan and the related company goals and objectives for 2009 have not yet been established by the Compensation Committee of the Board. The plan and funding schedule is subject to change at any time during the plan year. In addition, you will be eligible to participate in the Juniper Networks 2008 Executive Incentive Bonus Plan with an annualized bonus target of 100% of base salary, prorated based on the number of days of your service to the Company as an employee in 2008. Additional information about the plan, company goals, and objectives will be available to you after the start of your employment.
Hiring Bonus: In addition and subject to your commencing employment, you will be entitled to receive a hiring bonus of $250,000 (less applicable withholding at the supplemental tax rate). Should you voluntarily terminate your employment or if or your employment is terminated by Juniper with Cause (as defined below), you will be responsible for repayment (prorated) to the Company of the hiring bonus. The proration will be determined based on the number of days remaining in your first service year following the date of termination (the service year is the 365 day period that starts on the date your employment commences.
Stock Options: Subject to compliance with applicable state and federal securities laws, you will be granted a non-statutory option to purchase 200,000 shares JNI Common Stock be granted to you under the terms of the Company’s 2006 Equity Incentive Plan and related forms (the “Plan”). The option will be granted effective on November 21, 2008 (the “Grant Date”), provided you commence employment on or prior to November 21 (if you commence employment after November 21, the Grant Date will be the next “third Friday of the month” occurring after the commencement of employment). The option will have a term of seven (7) years from the Grant Date. Your right to exercise the option will vest cumulatively over a period of four years so long as you remain an employee of the Company, with 12/48ths of the shares vesting on the one-year anniversary of the Grant Date and 1/48th vesting each month thereafter.
Performance Shares: As part of your joining Juniper, you be granted in 2009 a performance share award with an aggregate target of 100,000 shares of JNI Common Stock (with a target of one third of that number for each of the three annual measurement years). In addition, you will also be included in the 2009 annual executive compensation process and will be eligible to receive additional performance share awards as part of that process. The performance shares will be granted to you under the 2006 Plan and the exact number of shares that you will ultimately receive will be determined based on achievement of certain Company’s performance targets for 2009, 2010, and 2011, as determined by the Compensation Committee. You will only be entitled to shares earned under this award if you remain an employee of the Company through the date of vesting, which will be three (3) years from the date the award is granted. Additional information about the Plan, company goals, and objectives will be available to you after the start of your employment.
Severance and Change in Control: JNI will enter into a severance agreement with you on substantially the following terms: In the event you terminate for “Good Reason” (as defined below) or are terminated involuntarily by JNI without Cause (as defined below), and provided in either event that you execute a full release of claims, in a form satisfactory to JNI, promptly following termination, you will be entitled to receive the following severance benefits (i) an amount equal to twelve months of your base salary and (ii) an amount equal to your annual at target bonus for the fiscal year in which your termination occurs. For purposes of this Agreement, “Cause” is defined as (i) willfully engaging in gross misconduct that is demonstrably injurious to JNI; (ii) willful act or acts of dishonesty or malfeasance undertaken by you; (iii) conviction of a felony; or (iv) willful and continued refusal or failure to substantially perform your duties with JNI (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the JNI CEO or Board of Directors has provided you with a written demand for substantial performance setting forth in detail the specific respects in which it believes you have willfully and not substantially performed your duties thereof and you have been provided a reasonable opportunity (to be not less than 30 days) to cure the same. “Good Reason” means your termination of employment following the expiration of any cure period (discussed below) following the occurrence, without your express written consent, of one or more of the following: A change in your reporting structure such that you no longer report to the Chief Executive Officer of the Company or (ii) a reduction in your grade level below Executive Vice President, or (iii) a material and substantial reduction in your responsibilities. Good Reason”. You may not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
The Company also has entered into a form of Change in Control Agreement with its executive officers that provides for severance benefits under certain circumstances following a change in control. For your reference, the current form of the foregoing Change in Control Agreement is attached to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. However, as you are aware, the Compensation Committee is considering certain changes to the form of the Change in Control Agreement (including changes to take into account Internal Revenue Code section 409A) which are expected to be approved at the November meeting of the Compensation Committee. Subject to approval of the Compensation Committee, JNI will enter into with you the new form of executive Change in Control Agreement promptly following its approval by the Compensation Committee.
Benefits; Expenses: You will be entitled to receive the employee benefits made available to other employees and officers of the Company to the full extent of your eligibility. We have put a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our people and their families change. JNI shall reimburse you for all reasonable business and travel expenses actually incurred or paid by you in the performance of your services on behalf of the Company, in accordance with the Company’s expense reimbursement policy as from time to time in effect.
Proprietary Information Agreement: Upon commencement of your employment, you will sign the Company’s standard employee confidentiality, invention assignment and non-competition agreement.
Board Membership: By accepting this offer, you hereby tender your resignation as a member of the Board of Directors of JNI effective immediately prior to your commencement of employment. As a result, your existing stock options will cease to vest upon such date and will terminate 90 days following the commencement of your employment. You also agree that you will cease to be a member of the Audit Committee of the Board effective upon the date that you accept this offer.
Confidentiality: Except as required by applicable laws, neither party shall disclose the contents of this agreement without first obtaining the prior written consent of the other party, provided, however, that you may disclose this agreement to your attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.
Arbitration: Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association, provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or appropriation of the Company’s trade secrets or confidential and proprietary information. Judgment may be entered on the award of the arbitration in any court having jurisdiction.
For purposes of federal immigration law, you will be required to provide to JNI documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with

JNI, or our employment relationship with you may be terminated. A complete list of acceptable documents is provided with this offer. Please bring the appropriate documents on your first day of employment to insure legal employment.
This offer is contingent upon your obtaining the requisite immigration status and employment authorization. If you are a foreign national requiring work authorization to begin employment, you must contact the Company’s Immigration Department at immigration@juniper.net to initiate the visa process. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Due to the number of work visas available each year is limited by the U.S. government, the Company reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Company’s Immigration Department before beginning employment.
If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company Networks will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
You may accept this offer by signing below and faxing a copy to my attention at (408) 936-3053. This offer will be valid until November 8, 2008 after which we will consider this offer closed.
We are delighted to have you join us at Juniper Networks. Welcome aboard!
Very truly yours,
/s/ Steven Rice
Steven Rice
EVP, Human Resources
Juniper Networks
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I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Michael J. Rose	11/6/2008

Signature	Date Signed
Start date: Monday, November 10, 2008